UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2010

Commission file number 000-54072

China Ginseng Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	20-3348253
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

64 Jie Fang Da Road Ji Yu Building A, Suite 1208 Changchun City, China	130022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone (01186) 43185790039

–––––––––––––––– Copies to: Leser, Hunter, Taubman & Taubman 17 State Street, Floor 20 New York, NY 10004 Tel: 212-732-7184
––––––––––––––––

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 17, 2010, the Board of Directors of China Ginseng Holdings, Inc. ( the “Registrant” or the “Company”) concluded that the consolidated financial statements included in the Registrant’s Registration Statement on Form 10 for the years ended June 30, 2009 and 2008 and for the nine months ended March 31, 2010 and 2009 (unaudited), should no longer be relied upon due to the lack of recording of imputed interest on related party loans, the lack of recording of amounts under subcontracting agreements with farmers to cultivate the Company’s ginseng crops and an error in the recording of negative goodwill on a previous acquisition.

Management and the Board of Directors of the Company discussed this matter with the Company’s principal accountants and decided to restate the financial statements for the years ended June 30, 2009 and 2008 and for the nine months ended March 31, 2010 and 2009. The effects of the restatements are presented in the following table:

	Nine months ended		Nine months ended		Year ended		Year ended
	March 31, 2010		March 31, 2009		June 30, 2009		June 30, 2008
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated
Receivable from farmers (2)	-	$118,249	-	-	-	$105,110	-	$52,555
Long-term payable-farmers(2)	-	315,330	-	-	-	280,293	-	140,146
Property and equipment, net(3)	$1,411,978	1,294,696	-	-	$1,498,529	1,381,247	$1,630,894	1,513,612
Ginseng crops, Non-current portion(2)	-	23,370	-	-	3,549,575	3,601,953	3,266,919	3,294,856
Additional paid-in capital (1)(2)(3)	4,243,566	4,384,382	$4,243,566	$4,436,409	4,243,566	4,420,548	4,243,566	4,299,995
Retained earnings(1)(2)(3)	(758,347)	(1,016,445)	-	-	(661,796)	(1,078,865)	(722,872)	(956,237)
Cost of sales(2)	253,690	301,107	879,356	926,719	836,216	899,367	232,609	292,263
Interest expense(1)	(15,361)	(96,289)	(27,478)	(111,865)	(27,231)	(147,784)	(4,701)	(67,517)
Net income (loss)(1), (2)	(96,551)	(224,896)	114,069	(17,681)	61,076	(122,628)	(451,353)	(573,823)
Earnings per share(4)	-	-	$(0.01)	$(0.00)	$(0.01)	$(0.00)	-	-

Notes:
(1)
The Company determined that an imputed interest on loans with related parties that are non-interest bearing should be recorded as interest expense and a related capital contribution should be recorded utilizing the Company’s borrowing rate.  The Company has accordingly computed the interest expense for each of the respective periods as follows:  $120,533 and $62,816 for the years ended June 30, 2009 and 2008; $80,928 and 84,387 for the nine months ended March 31, 2010 and 2009.  As the years prior to June 30, 2008 are not presented, an amount of $45,640 was reflected as an adjustment to the opening balance of the Company’s Accumulated Deficit.

(2)
The Company determined that the agreements it had entered into with the local farmers for the cultivation of portions of the Company’s land should be recorded.  Accordingly, the Company has recorded the related receivables and payables due under the agreements and re-assessed its impairment computation utilizing the lower of cost or market rules.  The nature of these agreements is discussed further in Note G.  The following summarizes increases (decreases) resulting from these agreements:

	March 31, 2010	June 30, 2009	June 30, 2008
Receivable from farmers	$118,249	$105,110	$52,555
Ginseng crops- non current	23,370	52,378	27,937
Long term payables to farmers	315,330	280,293	140,146
Accumulated deficit	(170,222)	(122,805)	(59,654)
Cost of sales	47,417	63,151	59,654

Additionally, the Statement of Operations for the nine months ended March 31, 2009 was restated to reflect an additional impairment of Ginseng Crops of $47,363.

(3)
Upon the initial acquisition of Yanbian in 2005, the Company recognized negative goodwill of $ 117,282 as the excess of the fair value of the net assets of Yanbian over the purchase price.  This negative goodwill resulted from two transactions, the initial acquisition of 55% and the subsequent acquisition of the remaining 45% of Yanbian.  The Company erroneously recorded the negative goodwill relating the initial 55% acquisition as income rather than reducing its’ non-current assets, which was property and equipment. The Company also erroneously recorded the negative goodwill relating to the 45% acquisition as additional paid in capital.  The Company restated its’ financial statements by decreasing its Property and equipment by $117,282, decreasing its Additional paid-in capital by $52,027 (representing the 45% acquisition) and decreasing its’ Opening accumulated deficit by $65,255 (representing the 55% acquisition.)

(4)	Adjustment of loss per share. The previously presented amounts were erroneously rounded from $ (0.00) to $ (0.01).

In addition, the Company will file an amended Registration Statement on Form 10 as a result of the matters described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

China Ginseng Holdings, Inc.

Date: February 7, 2011	By:	/s/ Liu Changzhen
Liu Changzhen, Chairman of the Board